Exhibit 14.1

CODE OF BUSINESS CONDUCT AND ETHICS

OF

ZEO ENERGY CORP.

1. Introduction.

The Board of Directors (the “Board”) of Zeo Energy Corp., a Delaware corporation (the “Company”), has adopted this Code of Business Conduct and Ethics (this “Code”), as amended from time to time by the Board and which is applicable to all of the Company’s directors, officers, employees, contractors and consultants. To the extent this Code requires a higher standard than required by commercial practice or applicable laws, rules or regulations, the Company adheres to these higher standards.

This Code applies to all of our directors, officers, employees, contractors and consultants. We refer to all Company executive and subordinate officers, employees, contractors and consultants covered by this Code as “Company employees” or simply “employees,” unless the context otherwise requires. In this Code, we refer to our principal executive officer, principal financial officer, principal accounting officer and controller, or persons performing similar functions, as our “principal financial officers.”

This Code is intended to supplement, and not replace, the various guidelines and documents that the Company has prepared on specific laws, rules, regulations and policies that all officers, directors and employees of the Company should be aware of, such as the Company’s Employee Handbook and Insider Trading Policy.

It is the Company’s policy that all Company directors, officers and employees:

●	promote honest and ethical conduct, including fair dealing and the ethical handling of actual or apparent conflicts of interest between personal and professional relationships;

●	promote the full, fair, accurate, timely and understandable disclosure in reports and documents that the Company files with, or submits to, the Securities and Exchange Commission (the “SEC”), as well as in other public communications made by or on behalf of the Company;

●	promote compliance with applicable governmental laws, rules and regulations;

●	protect the Company’s legitimate business interests, including corporate opportunities, assets and confidential information;

●	deter wrongdoing; and

●	require prompt internal reporting of breaches of, and accountability for adherence to, this Code.

This Code may be amended and modified by the Board. In this Code, references to the “Company” means Zeo Energy Corp. and, in appropriate context, the Company’s subsidiaries.

2. Honest, Ethical and Fair Conduct.

Each person owes a duty to the Company to act with integrity. Integrity requires, among other things, being honest, fair and candid. Deceit, dishonesty and subordination of principle are inconsistent with integrity. Service to the Company should never be subordinated to personal gain or advantage.

Each person must:

●	act with integrity, including being honest and candid while still maintaining the confidentiality of the Company’s information where required or when in the Company’s interests;

●	observe all applicable governmental laws, rules and regulations;

●	comply with the requirements of applicable accounting and auditing standards, as well as Company policies, in order to maintain a high standard of accuracy and completeness in the Company’s financial records and other business-related information and data;

●	adhere to a high standard of business ethics and not seek competitive advantage through unlawful or unethical business practices;

●	deal fairly with the Company’s customers, suppliers, competitors and employees;

●	refrain from taking advantage of anyone through manipulation, concealment, abuse of privileged information, misrepresentation of material facts or any other unfair-dealing practice;

●	protect the assets of the Company and ensure their proper use;

●	until such time as such person ceases to be an officer or director of the Company, to first present to the Company for its consideration, prior to presentation to any other entity, any business opportunity suitable for the Company; and

●	avoid conflicts of interest, wherever possible, except as may be allowed under guidelines or resolutions approved by the Board (or the appropriate committee of the Board) or as disclosed in the Company’s public filings with the SEC.

A conflict of interest can arise whenever an officer, director or employee, takes action or has an interest that prevents that person from performing their Company duties and responsibilities honestly, objectively and effectively. Anything that would be a conflict for a person subject to this Code also will be a conflict for that person’s family members. For purposes of this Code, “family members” includes your spouse or life-partner, siblings, parents, aunts, uncles, nieces, nephews, cousins, in-laws and children whether such relationships are by blood or adoption. Examples of conflict of interest situations include, but are not limited to, the following:

●	any significant ownership interest in any supplier, vendor, customer or commercial partner;

●	any consulting or employment relationship with any supplier, customer or competitor of the Company;

●	serving on a board of directors or trustees or on a committee of any entity (whether profit or not-for-profit) whose interests reasonably would be expected to conflict with those of the Company;

●	the receipt of any money, non-nominal gifts or excessive entertainment from any entity with which the Company has current or prospective business dealings;

●	selling anything to the Company or buying anything from the Company, except on the same terms and conditions as comparable officers or directors are permitted to so purchase or sell;

●	any other financial transaction, arrangement or relationship (including any indebtedness or guarantee of indebtedness) involving the Company; and

●	any other circumstance, event, relationship or situation in which the personal interest of a person subject to this Code interferes — or even appears to interfere — with the interests of the Company as a whole.

3. Corporate Opportunities.

As an officer, director or employee of the Company, you have an obligation to advance the Company’s interests when the opportunity to do so arises. If you discover or are presented with a corporate opportunity through the use of corporate property or information or because of your position with the Company, you should first present the corporate opportunity to the Company before pursuing the opportunity in your individual capacity. No officer, director or employee may use corporate property, information or his or her position with the Company for personal gain or compete with the Company while employed by or associated with the Company.

You should disclose to your supervisor the terms and conditions of each business opportunity covered by this Code that you wish to pursue. Your supervisor will contact the Company’s Chief Financial Officer and the appropriate management personnel to determine whether the Company wishes to pursue the business opportunity. If the Company waives its right to pursue the business opportunity, you may pursue the business opportunity on the same terms and conditions as originally proposed and consistent with the other ethical guidelines set forth in this Code.

4. Confidential Information.

Officers, directors and employees have access to a variety of confidential information regarding the Company. Confidential information includes all non-public information that might be of use to competitors, or, if disclosed, harmful to the Company or its counterparties, collaborators, customers or suppliers. Officers, directors and employees have a duty to safeguard all confidential information of the Company or third parties with which the Company conducts business, except when disclosure is authorized or legally mandated. Unauthorized disclosure of any confidential information is prohibited. Additionally, officers, directors and employees should take appropriate precautions to ensure that confidential or sensitive business information, whether it is proprietary to the Company or another company, is not communicated within the Company except to employees and directors who have a need to know such information to perform their responsibilities for the Company. An officer’s, director’s and employee’s obligation to protect confidential information continues after he or she leaves the Company. Unauthorized disclosure of confidential information could cause competitive harm to the Company or its counterparties, collaborators, customers or suppliers and could result in legal liability to you and the Company. Any questions or concerns regarding whether disclosure of Company information is legally mandated should be promptly referred to the Company’s Chief Executive Officer.

5. Competition and Fair Dealing.

Officers, directors and employees should not take unfair advantage of anyone through manipulation, concealment, abuse of privileged information, misrepresentation of material facts or any other unfair-dealing practice. Officers, directors and employees should maintain and protect any intellectual property licensed from licensors with the same care as they employ with regard to Company-developed intellectual property.

6. Disclosure.

The Company strives to ensure that the contents of and the disclosures in the reports and documents that the Company files with the SEC and other public communications shall be full, fair, accurate, timely and understandable in accordance with applicable disclosure standards, including standards of materiality, where appropriate. Each person must:

●	not knowingly misrepresent, or cause others to misrepresent, facts about the Company to others, whether within or outside the Company, including to the Company’s independent registered public accountants, governmental regulators, self-regulating organizations and other governmental officials, as appropriate; and

●	in relation to his or her area of responsibility, properly review and critically analyze proposed disclosure for accuracy and completeness.

In addition to the foregoing, the Chief Executive Officer and Chief Financial Officer of the Company and each subsidiary of the Company (or persons performing similar functions), and each other person that typically is involved in the financial reporting of the Company must familiarize himself or herself with the disclosure requirements applicable to the Company as well as the business and financial operations of the Company.

Each person must promptly bring to the attention of the Chairman of the Board any information he or she may have concerning (a) significant deficiencies in the design or operation of internal and/or disclosure controls that could adversely affect the Company’s ability to record, process, summarize and report financial data or (b) any fraud that involves management or other employees who have a significant role in the Company’s financial reporting, disclosures or internal controls.

7. Compliance.

It is the Company’s obligation and policy to comply with all applicable governmental laws, rules and regulations. All directors, officers and employees of the Company are expected to understand, respect and comply with all of the laws, regulations, policies and procedures that apply to them in their positions with the Company. Employees are responsible for talking to their supervisors to determine which laws, regulations and Company policies apply to their position and what training is necessary to understand and comply with them. Directors, officers and employees are directed to specific policies and procedures available to persons they supervise.

8. Protection and Use of Company Assets.

Employees should protect the Company’s assets and ensure their efficient use for legitimate business purposes only and not for any personal benefit or the personal benefit of anyone else. Theft, carelessness and waste have a direct impact on the Company’s financial performance. The use of Company funds or assets, whether or not for personal gain, for any unlawful or improper purpose is prohibited. Employees should be aware that Company property includes all data and communications transmitted or received to or by, or contained in, the Company’s electronic or telephonic systems. Company property also includes all written communications. Employees and other users of this property should have no expectation of privacy with respect to these communications and data. Employees may not copy, retrieve, modify or forward copyrighted materials, except with permission or as a single copy to reference only. Transmission of customer information should be encrypted as applicable. To the extent permitted by law, the Company has the ability, and reserves the right, to monitor all electronic and telephonic communication. These communications may also be subject to disclosure to law enforcement or government officials.

9. Reporting and Accountability.

The Board is responsible for applying this Code to specific situations in which questions are presented to it and has the authority to interpret this Code in any particular situation. The Company requires that officers, directors and employees disclose any situation that reasonably would be expected to give rise to a conflict of interest. If you suspect that you have a situation that could give rise to a conflict of interest, you must report it in writing to the Chairman of the Board. Any person who becomes aware of any existing or potential breach of this Code is required to notify the Chairman of the Board promptly. Failure to do so is, in and of itself, a breach of this Code. Specifically, each person must:

●	Notify the Chairman of the Board promptly of any existing or potential violation of this Code; and

●	Not retaliate against any other person for reports of potential violations that are made in good faith.

The Company will follow the following procedures in investigating and enforcing this Code and in reporting on the Code:

●	The Board will take all appropriate action to investigate any breaches reported to it.

●	Upon determination by the Board that a breach has occurred, the Board (by majority decision) will take or authorize such disciplinary or preventive action as it deems appropriate, after consultation with the Company’s General Counsel (or outside counsel), up to and including dismissal or, in the event of criminal or other serious violations of law, notification of the SEC or other appropriate law enforcement authorities.

No person following the above procedure shall, as a result of following such procedure, be subject by the Company or any officer or employee thereof to discharge, demotion suspension, threat, harassment or, in any manner, discrimination against such person in terms and conditions of employment.

It is Company policy that any officer, director or employee who violates this Code will be subject to appropriate discipline, which may include termination of employment or, in the case of a director, a request that such director resign from the Board of Directors. This determination will be based upon the facts and circumstances of each particular situation. If you are accused of violating this Code, you will be given an opportunity to present your version of the events at issue prior to any determination of appropriate discipline, if any. Officers, directors and employees who violate the law or this Code may expose themselves to substantial civil damages, criminal fines and prison terms. The Company may also face substantial fines and penalties and may incur damage to its reputation and standing in the community. Your conduct as a representative of the Company, if it does not comply with the law or with this Code, can result in serious consequences for both you and the Company.

10. Policy Against Retaliation.

The Company prohibits retaliation against an officer, director or employee who, in good faith, seeks help or reports known or suspected violations. If an officer, director or employee believes that they have been retaliated against, he or she should speak with the Human Resources Director. Any reprisal or retaliation against an employee because the employee, in good faith, sought help or filed a report will be subject to disciplinary action, including potential termination of employment.

11. Waivers and Amendments.

Any waiver (defined below) or an implicit waiver (defined below) from a provision of this Code for the principal executive officer, principal financial officer, principal accounting officer or controller, and persons performing similar functions or any amendment (as defined below) to this Code is required to be disclosed in a current report on Form 8-K filed with the SEC. In lieu of filing a current report on Form 8-K to report any such waivers or amendments, the Company may provide such information on its website and if it keeps such information on the website for at least 12 months and discloses the website address as well as any intention to provide such disclosures in this manner in its most recently filed Annual Report on Form 10-K.

A “waiver” means the approval by the Company’s Board of a material departure from a provision of the Code. An “implicit waiver” means the Company’s failure to take action within a reasonable period of time regarding a material departure from a provision of the Code that has been made known to an executive officer of the Company. An “amendment” means any amendment to this Code other than minor technical, administrative or other non-substantive amendments hereto.

12. Insider Information and Securities Trading.

The Company’s directors, officers or employees who have access to material, non-public information are not permitted to use that information for share trading purposes or for any purpose unrelated to the Company’s business. It is also against the law to trade or to “tip” others who might make an investment decision based on inside company information. For example, using non-public information to buy or sell the Company shares, options in the Company shares or the shares of any Company supplier, customer or competitor is prohibited. The consequences of insider trading violations can be severe. These rules also apply to the use of material, nonpublic information about other companies (including, for example, our customers, competitors and potential business partners). In addition to directors, officers or employees, these rules apply to such person’s spouse, children, parents and siblings, as well as any other family members living in such person’s home. All of the Company’s directors, officers and employees must familiarize themselves with the Company’s Insider Trading Policy.

13. Financial Statements and Other Records.

All of the Company’s books, records, accounts and financial statements must be maintained in reasonable detail, must appropriately reflect the Company’s transactions and must both conform to applicable legal requirements and to the Company’s system of internal controls. Unrecorded or “off the books” funds or assets should not be maintained unless permitted by applicable law or regulation. All Company records must be complete, accurate and reliable in all material respects.

Records should always be retained or destroyed according to the Company’s record retention policies. In accordance with those policies, in the event of litigation or governmental investigation, please consult the board of directors or the Company’s counsel.

14. Improper Influence on Conduct of Audits.

No director or officer, or any other person acting under the direction thereof, shall directly or indirectly take any action to coerce, manipulate, mislead or fraudulently influence any public or certified public accountant engaged in the performance of an audit or review of the financial statements of the Company or take any action that such person knows or should know that if successful could result in rendering the Company’s financial statements materially misleading. Any person who believes such improper influence is being exerted should report such action to such person’s supervisor, or if that is impractical under the circumstances, to any of our directors.

Types of conduct that could constitute improper influence include, but are not limited to, directly or indirectly:

●	Offering or paying bribes or other financial incentives, including future employment or contracts for non-audit services;

●	Providing an auditor with an inaccurate or misleading legal analysis;

●	Threatening to cancel or canceling existing non-audit or audit engagements if the auditor objects to the Company’s accounting;

●	Seeking to have a partner removed from the audit engagement because the partner objects to the Company’s accounting;

●	Blackmailing; and

●	Making physical threats.

15. Anti-Corruption Laws.

The Company complies with the anti-corruption laws of the countries in which it does business, including the U.S. Foreign Corrupt Practices Act (FCPA). Directors, officers and employees will not directly or indirectly give anything of value to government officials, including employees of state-owned enterprises or foreign political candidates. These requirements apply both to Company employees and agents, such as third party sales representatives, no matter where they are doing business. If you are authorized to engage agents, you are responsible for ensuring they are reputable and for obtaining a written agreement to uphold the Company’s standards in this area.

16. Violations.

All directors, officers and employees have a duty to report any known or suspected violation of this Code, including violations of the laws, rules, regulations or policies that apply to the Company. Violation of this Code is grounds for disciplinary action up to and including termination of employment. Such action is in addition to any civil or criminal liability which might be imposed by any court or regulatory agency.

17. Gifts and Entertainment.

The giving and receiving of gifts can be a common business practice. Appropriate business gifts and entertainment are welcome courtesies designed to build relationships and understanding among business partners. Gifts and entertainment, however, should not compromise, or appear to compromise, your ability to make objective and fair business decisions. In addition, it is important to note that the giving and receiving of gifts are subject to a variety of laws, rules and regulations applicable to the Company’s operations. These include, without limitation, laws covering the marketing of products, bribery and kickbacks. You are expected to understand and comply with all laws, rules and regulations that apply to activities you engage in when acting on the Company’s behalf.

It is your responsibility to use good judgment in this area. As a general rule, you may give or receive gifts or entertainment to or from collaborators, customers or suppliers only if the gift or entertainment is infrequent, modest, intended to further legitimate business goals, in compliance with applicable law, and provided the gift or entertainment would not be viewed as an inducement to or reward for any particular business decision. All gifts and entertainment expenses should be properly accounted for on expense reports.

If you conduct business in other countries, you must be particularly careful that gifts and entertainment are not construed as bribes, kickbacks or other improper payments.

You should make every effort to refuse or return a gift that is beyond these permissible guidelines. If it would be inappropriate to refuse a gift or you are unable to return a gift, you should promptly report the gift to your supervisor. Your supervisor will bring the gift to the attention of the Chief Financial Officer, who may require you to donate the gift to an appropriate community organization. If you have any questions about whether it is permissible to accept a gift or something else of value, contact your supervisor or a principal financial officer for additional guidance.

Note: Gifts and entertainment may not be offered or exchanged under any circumstances to or with any employees of the United States or any foreign government or state, city, provincial or local governments. If you have any questions about this policy, contact your supervisor or the Company’s Chief Financial Officer for additional guidance.

18. Other Policies and Procedures.

Any other policy or procedure set out by the Company in writing or made generally known to employees, officers or directors of the Company prior to the date hereof or hereafter are separate requirements and remain in full force and effect.

19. Inquiries.

This Code is not intended to be a comprehensive rulebook and cannot address every situation that you may face. If you feel uncomfortable about a situation or have any doubts about whether it is consistent with the Company’s ethical standards, seek help. All inquiries and questions in relation to this Code or its applicability to particular people or situations should be addressed to the Company’s Secretary, or such other compliance officer as shall be designated from time to time by the Company.

20. Conclusion.

This Code contains general guidelines for conducting the business of the Company consistent with the highest standards of business ethics. If you have any questions about these guidelines, please contact your supervisor or the Company’s Chief Financial Officer. The Company expects all of its employees and directors to adhere to these standards.

This Code, as applied to the Company’s principal financial officers, shall be our “code of ethics” within the meaning of Section 406 of the Sarbanes-Oxley Act of 2002 and the rules promulgated thereunder.

This Code and the matters contained herein are neither a contract of employment nor a guarantee of continuing Company policy. The Company reserves the right to amend, supplement or discontinue this Code and the matters addressed herein, without prior notice, at any time.

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PROVISIONS FOR CHIEF EXECUTIVE OFFICER AND SENIOR FINANCIAL OFFICERS

The Chief Executive Officer and all senior financial officers, including the Chief Financial Officer and principal accounting officer, are bound by the provisions set forth therein relating to ethical conduct, conflicts of interest, and compliance with law. In addition to the Code, the Chief Executive Officer and senior financial officers are subject to the following specific policies:

1. Act with honesty and integrity, avoiding actual or apparent conflicts between personal, private interests and the interests of the Company, including receiving improper personal benefits as a result of his or her position.

2. Disclose to the Board (and the Chief Executive Officer in the case of a senior financial officer) any material transaction or relationship that reasonably could be expected to give rise to a conflict of interest.

3. Perform responsibilities with a view to causing periodic reports and documents filed with or submitted to the SEC and all other public communications made by the Company to contain information that is accurate, complete, fair, objective, relevant, timely and understandable, including full review of all annual and quarterly reports.

4. Comply with laws, rules and regulations of federal, state and local governments applicable to the Company and with the rules and regulations of private and public regulatory agencies having jurisdiction over the Company.

5. Act in good faith, responsibly, with due care, competence and diligence, without misrepresenting or omitting material facts or allowing independent judgment to be compromised or subordinated.

6. Respect the confidentiality of information acquired in the course of performance of his or her responsibilities except when authorized or otherwise legally obligated to disclose any such information; not use confidential information acquired in the course of performing his or her responsibilities for personal advantage.

7. Share knowledge and maintain skills important and relevant to the needs of the Company, its stockholders and other constituencies and the general public.

8. Proactively promote ethical behavior among subordinates and peers in his or her work environment and community.

9. Use and control all corporate assets and resources employed by or entrusted to him or her in a responsible manner.

10. Not use corporate information, corporate assets, corporate opportunities or his or her position with the Company for personal gain; not compete directly or indirectly with the Company.

11. Comply in all respects with the Company’s Code.

12. Advance the Company’s legitimate interests when the opportunity arises.

The Board will investigate any reported violations and will oversee an appropriate response, including corrective action and preventative measures. Any officer who violates this Code will face appropriate, case specific disciplinary action, which may include demotion or discharge.

Any request for a waiver of any provision of this Code must be in writing and addressed to the Chairman of the Board. Any waiver of this Code will be disclosed promptly on Form 8-K or any other means approved by the SEC.

It is the policy of the Company that each officer covered by this Code shall acknowledge and certify to the foregoing annually and file a copy of such certification with the Chairman of the Board of Directors.

ACKNOWLEDGEMENT

I have read and understand the foregoing Code. I hereby certify that I am in compliance with the foregoing Code, and I will comply with the Code in the future. I understand that any violation of the Code will subject me to appropriate disciplinary action, which may include demotion or discharge.

Dated:

Name:

Signature:

Title: